Exhibit 10.2

Incentive Awards Program Summary

The incentive awards program is an annual cash-based pay-for-performance incentive program, and its purpose is to motivate and reward eligible employees, including executive officers, for their contributions to the performance of Zhone Technologies, Inc. by making a portion of their cash compensation variable and dependent upon Zhone’s annual financial performance. The annual cash incentive awards, if any, are based on the extent to which Zhone achieves specific financial objectives established at the beginning of the year. This determination includes consideration of the overall performance of the company in the context of an assessment of the performance of the employee’s business unit or function, and an evaluation of employee’s individual performance. The financial performance measures, which include revenue, EBITDA and share price, are set at various levels of performance, each of which is tied to a successively higher level of reward. Once the financial performance measure is attained and the program is funded, managers are permitted to use discretion in the distribution of the funded amount within their respective business units. In the event that threshold financial performance measures are not met, there would be no payout under the program. In addition, there are no payouts to executive officers under the program unless the general employee population is also rewarded.